Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT by and between Hologic, Inc., a Delaware corporation (the “Company”), and Carl W. Hull (the “Executive”), dated as of July 10th, 2012 (the “Agreement”).

WHEREAS, the Executive serves as the Senior Vice President and General Manager of the Company’s Diagnostics division; and

WHEREAS, the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and, in connection therewith, to provide the Executive with compensation and benefits arrangements upon a Change of Control as set forth herein; and

WHEREAS, the Company and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

“Accrued Obligations” means the sum of (i) any portion of the Executive’s base salary earned but not yet paid through the Date of Termination, (ii) the product of (x) the Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy including, any unpaid accrued vacation pay, in each case, to the extent earned, but not yet paid by the Company through the Date of Termination. Notwithstanding anything to the contrary in the foregoing, the term “Accrued Obligations” shall not include any severance benefits not otherwise expressly set forth herein, it being understood that this Agreement, as it relates to the termination during the Change of Control Period, shall supersede any severance benefits to which the Executive would otherwise have been entitled to pursuant to any other severance agreement or severance plan that would otherwise have been applicable to the Executive.

“Annual Base Salary” means the greater of the Executive’s annual base salary as of (i) the date of the consummation of a Change of Control or (ii) Date of Termination. Notwithstanding anything herein to the contrary, any portion of Annual Base Salary electively deferred by the Executive pursuant to a qualified or a non-qualified plan shall be included in determining Annual Base Salary.

“Annual Bonus” means the amount paid to Executive in accordance with the Company’s annual bonus plan (the Short-Term Incentive Plan), provided, that any portion of an annual bonus electively deferred by the Executive pursuant to a qualified or a non-qualified plan shall be included in determining Annual Bonus. For the avoidance of doubt the Executive’s Annual Bonus amount shall exclude any retention bonus paid pursuant to a separate retention agreement between Company and Executive and any amount contributed or to be contributed by the Company on behalf of the Executive pursuant to any qualified or non-qualified plan maintained by the Company.

“Average Annual Bonus” means an amount equal to the average (annualized for any completed fiscal year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) of the Annual Bonus (payable to the Executive by the Company and, if applicable, its predecessors, in respect of each of the three (3) fiscal years immediately preceding the fiscal year in which a Change of Control occurs.

“Cause” means (i) any acts or personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company or any of its subsidiaries; (ii) material violation of the Company’s, or any of its subsidiaries, code of conduct and other Company Codes of Conduct or policies and procedures that are applicable to Executive; or (iii) the conviction of the Executive of a felony involving moral turpitude; provided, however, that prior to termination the Company (a) shall provide the Executive with thirty (30) days written notice of any determination of Cause under clauses (i) or (ii) and (b) shall also provide the Executive, for a period of thirty (30) days following such notice, with the opportunity to cure such event giving rise to Cause to the extent it reasonably may be cured.

“Change of Control” means:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company, or any employee benefit plan (or related trust) of the Company of 50% or more of Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change in Control; or

(ii)	Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board of Directors of the Company; or

(iii)	The consummation of (i) a Merger with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individual’s and entities’ shareholdings in the corporation resulting from the Merger immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to occur if as a result of any transaction referred to in paragraph (iii) above, the Company is deemed to be the accounting acquirer under U.S. generally accepted accounting principles pursuant to paragraph 17 of Statement of Financial Accounting Standard (SFAS) 141, as it may be amended from time to time or any successor rule, standard, pronouncement, law or regulation.

“Change of Control Period” means the period commencing upon a Change of Control and ending eighteen months (18) months after a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended and any successor act thereto.

“Company Payments” has the meaning ascribed to in Section 6.

“Company’s Accountants” means the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by the such certified public accountants.

“Date of Termination” means the date of receipt of the notice of termination by either party provided that if the Executive’s employment is terminated by the Executive as a result of Good Reason, the Date of Termination shall be the date that the Company’s thirty (30) day cure period expires.

“Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days, and the Executive has not returned to his full time employment prior to the Date of Termination.

“Effective Date” means the date of the occurrence of a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

“Excise Tax” has the meaning ascribed to it in Section 6.

“Good Reason” means:

(i)	A material diminution in the Executive’s Annual Base Salary;

(ii)	A material diminution in the Executive’s authority, duties and responsibilities as in effect immediately prior to the Change of Control;

(iii)	A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report as in effect immediately prior to the Change of Control;

(iv)	A material change in the geographic location in which Executive’s principal office was located immediately prior to the Change of Control;

(v)	A material diminution in the budget over which the Executive had authority immediately prior to the of the Change of Control;

(vi)	Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services;

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

The Executive agrees to forever waive any claim that the merger by and among the Company, Gen-Probe Incorporated and Gold Acquisition Corporation (the “Gen-Probe Merger”), resulted in any diminution in duties or title prior to the Gen-Probe Merger, or any event or condition directly and immediately related to or associated with the Gen-Probe Merger constitutes Good Reason under this Agreement.

“Intellectual Property Rights and Non-Solicitation Agreement” means any agreement other than this Agreement between the Executive and the Company containing restrictive covenants pertaining to confidentiality, non-competition and non-solicitation.

“Merger” means a reorganization, merger or consolidation.

“Retention and Severance Agreement” means the Retention and Severance Agreement between the Company and the Executive executed on equal date herewith.

“Voting Stock” means the then outstanding shares of voting stock of the Company.

“Welfare Benefit Continuation” means the continuation of health and dental insurance benefits to the Executive and/or the Executive’s family at least equal to and on the same basis to those which would have been provided in accordance to the terms of the plans to other similarly situated employees of the Company.

2. Effect of Change of Control and Obligations of the Company upon Termination Following a Change of Control.

(a) Termination Following a Change of Control as a Result of Death, Disability or Cause. If the Company consummates a Change of Control and during the Change of Control Period the Executive’s employment is terminated for Cause or as a result of the Executive’s death or Disability, then this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than for payment of any Accrued Obligations and any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms.

(b) Termination Following a Change of Control Other Than for Death, Disability or Cause or as a Result of Good Reason. If the Company consummates a Change of Control and during the Change of Control Period the Company terminates the Executive’s employment other than for death or Disability or Cause, or if the Executive terminates employment for Good Reason then the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts: (i) all Accrued Obligations; (ii) a lump sum amount equal to the product of (X) two (2) multiplied by (Y) the sum of (A) the Annual Base Salary and (B) the Average Annual Bonus; (iii) any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms; (iv) all unvested options, restricted stock, restricted stock units or stock appreciation rights which Executive then holds to acquire securities from the Company, shall be immediately and automatically exercisable or, if applicable, vested as of the Date of Termination notwithstanding any other provisions to the contrary contained herein or in any option agreement, restricted stock agreement, restricted stock unit or other equity compensation agreement, between the Company and the Executive, or any stock option, restricted stock or other equity compensation plans sponsored by the Company, unless such agreement or plan expressly references and supersedes this Agreement; and (v) the Company shall timely pay and provide Welfare Benefit Continuation for the twelve (12) months following the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical or dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(c) Notwithstanding anything herein to the contrary, the Executive and Company agree that the calculation set forth in Section 2(b)(ii), above, shall not take into consideration, in any respect, (i) the payment of any retention bonus under the Retention and Severance Agreement, (ii) the issuance and vesting of restricted stock units pursuant to the Retention and Severance Agreement, and (iii) severance paid under the Retention and Severance Agreement.

3. Non-exclusivity of Rights. Except as provided in this Section 3, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies; provided, however, that in the event the Executive is entitled to benefits under Section 2(b), then the Executive shall have no right to severance under any separate agreement (other than the severance payments under Section 6.1(d)(ii) of the Retention and Severance Agreement) with the Company or any plan or policy of the Company.

4. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6, such amounts shall not be reduced whether or not the Executive obtains other employment.

5. Full Settlement/Release. The Executive shall only be entitled to receive payments and accelerated vesting under Sections 2(b)(ii) and 2(b)(iv), respectively, if Executive: (a) executes a general release of the Company, in a form and of a scope determined by the Company in its sole discretion including, without limitation, non-disparagement provisions; (b) presents satisfactory evidence to the Company that she/he has returned all Company property, confidential information and documentation to the Company; (c) continues to comply with the provisions of any Intellectual Property and Non-Solicitation Agreements or similar agreements; and (d) provides the Company with a signed, written resignation of Executive’s status as an officer and/or director of the Company or any of its affiliates, if applicable. In the event that the Company determines in good faith that Executive has breached, or has threatened to breach, any material provision of the aforementioned restrictive covenants set forth in a separate written agreement, the Company shall immediately terminate all payments and benefits and Executive shall no longer be entitled to such benefits. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Company, including injunctive relief.

The Company shall pay all legal fees and expenses which the Executive may reasonably incur in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Agreement, if the Executive prevails in such action.

6. 280G.

(a) In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Company Payments; or (2) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on Annual Base Salary or Annual Bonus; (2) any other cash amounts payable to the Executive; (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected (at the Company’s expense) by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive; provided, however, that prior to any such determination being made, Executive shall be entitled to retain, at the Company’s expense, independent legal counsel and accountants for the purpose of advising him and confirming with the Accountants with respect to such issues.

(c) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

7. Term. The initial term of this Agreement shall be for a period commencing on August 1, 2012 and ending on November 1, 2013; provided, that, commencing on November 2, 2013 and each November 1st thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than thirty (30) days prior to such November 1, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of eighteen (18) months beyond the term provided herein if a Change in Control shall have occurred during such term.

8. Acknowledgment and Confirmation of Intellectual Property Rights Agreement. The Executive hereby acknowledges and confirms the obligations of the Executive to the Company under the Intellectual Property Rights and Non-Solicitation Agreement and that such acknowledgment and confirmation is given by the Executive as further consideration for the covenants and agreements of the Company hereunder.

9. 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding anything contained herein to the contrary, any amount payable upon Executive’s termination of employment pursuant to this Agreement shall not be made unless such termination of employment would be considered to be a “separation from service” from the Company within the meaning of Section 409A.

10. 409A Delayed Payments. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New

Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

11. Miscellaneous.

(a) Interpretation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be given by electronic mail, hand delivery to the other party or by registered or certified mail, overnight courier, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Carl W. Hull

14125 Caminito Vistana

San Diego, California 92130

E-Mail Address: D4hulls@yahoo.com

with a copy to:

James L. Morris, Esq. / Bradley Martinson, Esq.

Rutan & Tucker, LLP

611 Anton Blvd., Ste. 1400

Costa Mesa, CA 92626

Email Address: jmorris@rutan.com; bmartinson@rutan.com

If to the Company:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) Entire Agreement/Amendment. This Agreement contains the entire understanding of the Company and the Executive with respect to the rights and other benefits that the Executive shall be entitled during the Change of Control Period; provided, however, that the Retention and Severance Agreement, Employee Intellectual Property Rights and Non-Solicitation Agreement, option agreement or other employment agreement by and between the Company and Executive shall remain in full force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(g) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company or successor shall provide written evidence to the Executive to document compliance with the foregoing sentence within ten (10) business days of the Effective Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. In addition, the Executive shall be entitled, upon exercise of any outstanding stock options or stock appreciation rights of the Company, to receive in lieu of shares of the Company’s stock, shares of such stock or other securities of such successor as the holders of shares of the Company’s stock received pursuant to the terms of the merger, consolidation or sale.

(h) At Will Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. Notwithstanding anything contained herein, if, during the Change of Control Period, the Executive shall terminate employment with the Company other than for Good Reason, the Executive shall have no liability to the Company.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(j) Construction. As used herein, unless the context otherwise dictates, the term “Company” shall be read to include the Company and each of its parents and subsidiaries, and any of their respective subsidiaries.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Carl W. Hull
Carl W. Hull